Exhibit 99.1
Holly Energy Partners Announces Acquisition of Loading Facilities at
Holly Corporation’s Tulsa Refinery
8/3/2009
DALLAS, TX — Holly Energy Partners, L.P. (“Holly Energy”) (NYSE-HEP) and Holly Corporation (“Holly”) (NYSE-HOC) today announced the August 1, 2009 acquisition by Holly Energy from Holly of certain truck and rail loading/unloading facilities located at Holly’s Tulsa, Oklahoma refinery.
The purchase price for these facilities was $17.5 million which was paid in cash. The acquisition was financed through Holly Energy’s revolving credit facility. Holly Energy expects this acquisition will result in approximately $2.7 million of incremental annual revenue.
In connection with this transaction, Holly and Holly Energy have entered into a 15-year Equipment and Throughput Agreement. Holly will pay Holly Energy a per barrel fee for each barrel loaded or unloaded at the facilities.
This transaction has been approved by the Boards of Directors for both Holly and Holly Energy after approvals by the Holly Audit Committee, which is comprised solely of outside directors of Holly, and the Conflicts Committee for Holly Energy, which is comprised solely of independent outside directors for Holly Energy.
“Holly Energy is pleased to announce this logistic asset acquisition as we continue to benefit from asset dropdown opportunities coming from Holly’s growth of its refining business. This transaction is another win-win opportunity for Holly Energy and Holly,” said Matt Clifton, Chairman of Holly Energy.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 41% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico, and a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
About Holly Corporation:
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel and high value specialty lubricants. Holly operates through its subsidiaries a 100,000 barrel per stream day (“BPSD”) refinery located in Artesia, New Mexico, an 85,000 BPSD refinery located in Tulsa, Oklahoma, and a 31,000 BPSD refinery in Woods Cross, Utah. Also, a subsidiary of Holly owns an approximate 41% interest (which includes a 2% general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 2,600 miles of petroleum product and crude oil pipelines in Texas, New Mexico, Utah and Oklahoma and tankage and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation/Holly Energy Partners, L.P.
214/871-3555

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